Exhibit 99.1
News Release

Contact:	Joseph F. Furlong President and CEO (615) 221-8884	or	Stephen L. Clanton Executive VP & CFO (615) 221-8884 Primary Contact
     For Immediate Release
AMERICAN HOMEPATIENT ANNOUNCES SUCCESSFUL RESULTS OF
SELF-TENDER OFFER AND DEBT RESTRUCTURING
BRENTWOOD, Tenn. (September 2, 2010) — American HomePatient, Inc. (OTCBB: AHOM) (“American HomePatient” or the “Company”), one of the nation’s largest home health care providers, today announced that 6,917,314 shares of the Company (the “Shares”) have been tendered pursuant to the self-tender offer made by the Company on July 7, 2010 for all outstanding shares of common stock of the Company at $0.67 per share (the “Offer”). The Company has accepted the Shares for payment. The Shares, when added to shares owned by Highland Capital Management, L.P. and its affiliates (“Highland”), represent 87% of the outstanding shares of the Company. Highland is the largest holder of the Company’s senior debt and held approximately 48% of the Company’s outstanding shares prior to the Offer.
The Company will promptly pay for the accepted Shares validly tendered in the Offer and not withdrawn by providing its depositary, Computershare, with sufficient funds for transmittal to tendering Shareholders. The depositary will act as the agent of persons who have tendered Shares in the Offer for the purposes of receiving payment from the Company and transmitting payment to such persons, and receipt of payment by the depositary will be deemed to constitute receipt of payment by persons tendering Shares.

Simultaneously with the acceptance of the Shares for payment, the Company completed the restructuring of its senior debt, which had matured on August 1, 2009, into two four-year secured term loans. The successful completion of the Offer and the debt restructuring are each steps in a series of transactions that are expected to result in the Company becoming 100% owned by Highland.
With 78.5% of the outstanding shares now owned by Highland, the Company intends to call a special shareholders meeting as soon as reasonably practicable at which Highland intends to vote its shares in favor of a merger which would cause all remaining shareholders of the Company other than Highland to have their shares of the Company exchanged for $0.67 per share.
Joseph F. Furlong, President and Chief Executive Officer of the Company, stated “This is an important day for American HomePatient and all of our stakeholders. We believe this transaction provides fair value to our shareholders and resolves the uncertainty caused by the maturing of our senior debt over a year ago. Our Company and its constituents will all benefit from this more stable financial environment as we continue to provide critical services to our patients. At this time, I would like to especially thank our employees for their hard work and dedication and our vendors for their support during the extended time needed to resolve our debt maturity issue.”
For more information on the take up and payment of tendered Shares, American HomePatient shareholders are encouraged to contact Computershare at 800-546-5141.
American HomePatient, a Nevada corporation, is one of the nation’s largest home health care providers with operations in 33 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home.
This communication may be deemed to be solicitation material regarding the merger described herein. In connection with the merger, American HomePatient, Inc. intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A.

STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain the proxy statement and other relevant documents free of charge at the SEC’s web site, www.sec.gov, and will receive information at an appropriate time on how to obtain transaction-related documents for free from American HomePatient Inc. Such documents are not currently available.
Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties regarding the ability to complete the restructuring plan and the effect of not completing the restructuring plan, the effect of the restructuring plan on the Company’s financial position, current and future reimbursement rates, and reimbursement reductions and the Company’s ability to mitigate the impact of the reductions. These risks and uncertainties are in addition to risks, uncertainties, and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.